(Letterhead)
                           DECHERT PRICE & RHOADS
                            1775 Eye Street, N.W.
                            Washington DC 20006
                             (202) 261-3300


                               May 28, 1998

The Sports Funds Trust
5-H Oak Branch Drive
Greensboro, North Carolina 27407

Gentleman:

     In connection with the registration under the Securities Act of 1933 of an indefinite number of shares of beneficial interest of The Sports Funds Trust (the "Trust"), we have examined such matters as we have deemed necessary to give this opinion.

     On the basis of the foregoing, it is our opinion that the shares have been duly authoirzed and, when paid for as contemplated bt the Trust's Registration Statement, will be validly issues, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all rewferences to our firm therein.

                             Very truly yours,

                             Dechert Price & Rhoads